Exhibit 10.1

EXECUTION COPY

LOAN AGREEMENT

between

MBIA INSURANCE CORPORATION,

as Borrower

and

BLUE RIDGE INVESTMENTS, L.L.C.,

as Lender

Dated as of May 6, 2013

		Page
ARTICLE I
DEFINITIONS

1.1	Certain Defined Terms	1
1.2	Other Interpretive Provisions	21

ARTICLE II
THE LOANS

2.1	Amounts and Terms of Commitments	23
2.2	Evidence of Debt	23
2.3	Procedure for Borrowing	23
2.4	Prepayments and Commitment Reductions	24
2.5	Scheduled Repayment	26
2.6	Interest	26
2.7	Computation of Interest	27
2.8	Payments Generally	28
2.9	Conversion/Continuation	28
2.10	[reserved]	29
2.11	Fees	29
2.12	Increased Costs	29

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.1	Taxes	31
3.2	Funding Losses	35
3.3	Illegality, Etc.	35
3.4	Survival	37

ARTICLE IV
CONDITIONS PRECEDENT

4.1	Conditions Precedent to Effectiveness of this Agreement	37
4.2	Conditions Precedent to the Making of each Loan	40

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.1	Corporate Existence and Power	42
5.2	Corporate Authorization; Non-Contravention	42
5.3	Execution; Binding Effect	42
5.4	No Injunction	42
5.5	No Potential Event Default or Event Default	43

i

(continued)

(continued)

(continued)

EXHIBITS

EXHIBIT A	Form of Note
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	[Intentionally Omitted]
EXHIBIT D	Form of Collateral Calculation Certificate
EXHIBIT E	Form of Conversion/Continuation Notice
EXHIBIT F	Form of Compliance Certificate

LOAN AGREEMENT (this “Agreement”) dated as of May 6, 2013, between MBIA INSURANCE CORPORATION, a stock insurance corporation organized under the laws of the State of New York (the “Borrower”), and BLUE RIDGE INVESTMENTS, L.L.C., a Delaware limited liability company, as a lender (the “Lender”). Unless otherwise defined herein, all capitalized terms used herein and defined in Section 1.1 are used herein as so defined.

PRELIMINARY STATEMENTS

A. In connection with the Settlement Agreement and as part of the consideration for releases contemplated thereunder, the Lender has agreed to provide revolving credit loans to the Borrower in an aggregate amount of up to $500,000,000, to be made available by the Lender in one or more disbursements during the Commitment Period, upon the terms and conditions set forth in this Agreement.

B. Beginning on the first Business Day to occur after the Closing Date, the Borrower intends to use the proceeds of such loans for general corporate purposes.

C. On or prior to the Closing Date, the New York State Department of Financial Services shall have been given the requisite notice of the Borrower entering into this Agreement and shall have approved the Borrower pledging the Collateral pursuant to the Security Agreement, repaying the amounts outstanding under the NPFGC Loan Agreement and entering into the Settlement Agreement and consummating the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Additional Amounts” shall have the meaning set forth in Section 3.1(b)(i).

“Adjusted LIBOR Rate” shall mean, a rate per annum determined by the Lender pursuant to the following formula: (i) for any Interest Period on any Interest Rate Determination Date with respect to a LIBOR Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, on such Interest Rate Determination Date, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Adjusted LIBOR Rate” for such Interest Period shall be the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period divided by (ii) an amount equal to (a) 1.00, minus (b) the Applicable Reserve Requirement.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Applicable Law” shall mean any applicable statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, Governmental Approval, approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by (or any interpretation or administration of any of the foregoing by), any Governmental Authority, whether in effect as of the date of this Agreement or thereafter.

“Applicable Margin” shall mean (i) with respect to Loans that are LIBOR Rate Loans, a percentage per annum equal to 7.50%, and (ii) with respect to Loans that are Base Rate Loans, a percentage per annum equal to 6.50%.

“Applicable Reserve Requirement” shall mean, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency Liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with US GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with US GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means (i) the audited balance sheet of the Borrower and its Subsidiaries on a consolidated basis, prepared in accordance with US GAAP, (ii) the audited balance sheet of the Borrower, prepared in accordance with the Regulated Accounting Principles, (iii) the audited balance sheet of MBIA UK prepared in accordance with UK GAAP and (iv) the audited balance sheet of UK Insurance, prepared in accordance with UK GAAP, in each case, for the fiscal year ended December 31, 2012, and, in the case of each of clauses (i) through (iv), the related statements of income or operations and shareholders’ equity for such fiscal year, and in the case of clauses (i) and (ii) only, cash flows for such fiscal year, of each of the Borrower and its Subsidiaries, the Borrower, MBIA UK or UK Insurance, as applicable, including the notes thereto, prepared in accordance with US GAAP, Regulated Accounting Principles or UK GAAP, as applicable.

“Available Commitment” shall mean, at any time, an amount equal to the excess, if any, of (a) the amount of the Commitment Amount over (b) the principal amount of all Loans made by the Lender.

“Bank of America” shall mean Bank of America, N.A., a national banking association.

“Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 0.5% and (iii) the rate set forth in clause (i) of the definition of Adjusted LIBOR Rate for a one month Interest Period determined as of such date or, if such date is not a Business Day, on the immediately preceding Business Day plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. As used in this definition “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Bank of America as its “prime rate” in effect at its principal office in New York, New York; each change in the Prime Rate shall be effective on the date such change is publicly announced. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Base Rate Loan” shall mean a Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower” shall have the meaning assigned thereto in the preamble hereof.

“Borrowing Date” shall mean any date on which a Loan is made (or, as applicable, is requested to be made) hereunder.

“Business Day” shall mean (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, or are in fact closed, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capitalized Leases” shall mean all leases that have been or should be, in accordance with US GAAP, recorded as capitalized leases.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” shall mean (a) the adoption or taking effect of any law, treaty, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, rule or regulation or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than (i) MBIA Inc. or a direct or indirect Subsidiary thereof, (ii) Warburg Pincus Private Equity X, L.P., Warburg Pincus Equity Partners, L.P., any of their Affiliates or (iii) Fairholme Funds, Inc., Fairholme

Capital Management, L.L.C., any of their Affiliates becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 25% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower or MBIA Inc. ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) MBIA Inc. shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower; or

(d) a “change of control” or any comparable term under, and as defined in any Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount in excess of the Threshold Amount shall have occurred.

“Closing Date” shall mean the first Business Day when all the conditions precedent in Section 4.1 are satisfied or waived (provided, that, the Closing Date shall not occur on a date after May 10, 2013).

“Code” means the Internal Revenue Code of 1986.

“Collateral” shall have the meaning assigned thereto in Section 2.1 of the Security Agreement.

“Collateral Calculation Certificate” shall mean a certificate substantially in the form of Exhibit D signed by the Chief Financial Officer, Treasurer or Controller of the

Borrower (together with detailed supporting calculations and underlying data in a form satisfactory to the Lender) (i) including the Borrower’s good faith calculation of the notional amount of the Subject Collateral as of the last date of the most recently ended fiscal quarter of the Borrower in the case of a Collateral Calculation Certificate delivered pursuant to Section 6.1(b), and as of the date of the proposed Loan, in the case of a Collateral Calculation Certificate delivered pursuant to Section 4.2(g), calculated by adding (w) the notional amount of the Excess Spread Salvage Collateral reflected in the Borrower’s Statutory Financial Statements, (x) the notional amount of the Installment Premium Collateral calculated in a manner consistent with the manner in which the Borrower calculates the present value of future installment premiums on a stand-alone basis for inclusion in MBIA Inc.’s periodic reports filed under the Securities Exchange Act of 1934, as amended and (y) the notional amount of the Put-Back Recoveries, net of any expected set-offs against the Subject Collateral determined by the Borrower in good faith consistent with the estimates used in determining its loss reserves reflected in its Statutory Financial Statements (provided that such Collateral Calculation Certificate shall also include (a) the notional amount of Put-Back Recoveries gross of any set-offs described in this clause (y) and (b) the amount of Put-Back Recoveries recorded as a contra-liability on the Borrower’s Statutory Financial Statements), and (ii) certifying that since the last date of such fiscal quarter, no event or circumstance has occurred that would reasonably be expected to have a material adverse effect on the notional amount of any component of the Subject Collateral as reflected on such Collateral Calculation Certificate, except as otherwise disclosed on such Certificate.

“Commitment Amount” shall mean (i) prior to the last day of the Commitment Period $500,000,000, as such amount may be reduced pursuant to the terms hereof, and (ii) on and after the last day of the Commitment Period, zero.

“Commitment Period” shall mean the period from and including the first Business Day after the Closing Date to but excluding the Maturity Date (provided that the Commitment Amount at such time is greater than zero pursuant to the terms hereof).

“Compliance Certificate” shall mean a certificate substantially in the form of Exhibit F.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by pre-tax income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion/Continuation Date” shall mean the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” shall mean a Conversion/Continuation Notice substantially in the form of Exhibit E.

“Debtor Relief Laws” means all rehabilitation, dissolution, impairment, liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or other debtor relief laws of the United States or other applicable jurisdictions, including the State of New York, from time to time in effect and affecting the rights of policyholders or creditors generally, including Article 74 and Section 1310 of the New York Insurance Law and Title 11 of the United States Code.

“Default Rate” shall mean an interest rate (before as well as after judgment) equal to (a) with respect to overdue principal, the applicable interest rate plus 2.00% per annum and (b) with respect to any other overdue amount (including overdue interest), the interest rate applicable to Base Rate Loans plus 2% per annum.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” shall mean the lawful currency of the United States.

“Eligible Assignee” shall mean (i) any Affiliate of the Lender, and (ii) any other Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries).

“Environmental Laws” shall mean any and all Applicable Laws now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, relating to pollution and the protection of the environment or of human health (as it relates to the exposure to Hazardous Materials) or to the presence, release or threatened release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.

“Equity Interests” shall mean, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” shall have the meaning set forth in Section 8.1.

“Excess Spread Salvage Collateral” shall have the meaning assigned thereto in Section 2.1(c) of the Security Agreement.

“Excluded Taxes” means any of the following Taxes imposed on or with respect the Lender or required to be withheld or deducted from a payment to the Lender: (i) Taxes imposed on or measured by its pre-tax income (however denominated), franchise Taxes and branch profits Taxes, in each case, (A) imposed as a result of the Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (A) the Lender acquires such interest in the Loan or (B) the Lender changes its applicable lending office, except in each case to the extent that, pursuant to Section 3.1(a)(ii) or (c), amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its applicable lending office, (iii) Taxes attributable to the Lender’s failure to comply with Section 3.1(e) and (iv) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations on such day received by the Lender from three federal funds brokers of recognized standing selected by it.

“Fiscal Quarter” shall mean, for any Fiscal Year, each three-month fiscal period commencing on (i) January 1, (ii) April 1, (iii) July 1 and (iv) October 1 of such Fiscal Year. As used herein, references to the First Fiscal Quarter, the Second Fiscal Quarter, the Third Fiscal Quarter and the Fourth Fiscal Quarter shall mean the Fiscal Quarter referred to in clauses (i), (ii), (iii) and (iv), respectively.

“Fiscal Year” shall mean the fiscal year of the Borrower ending on December 31 of each calendar year. As used herein, references to a Fiscal Year followed by a given calendar year (e.g., Fiscal Year 2012) shall mean the Fiscal Year ended on December 31 of such calendar year.

“Governmental Approval” shall mean any action, order, authorization, consent, approval, license, lease, ruling, permit, certification, exemption, filing or registration by or with any Governmental Authority.

“Governmental Authority” shall mean any nation, government, state or any political subdivision of any thereof, any central bank (or similar monetary or regulatory authority) of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any supranational or multi-national entity), and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantee” shall mean, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” shall mean (i) any petroleum or petroleum product, radioactive material, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and polychlorinated biphenyls; and (ii) any chemical, materials waste, pollutant, contaminant or substance in any form that is defined by Environmental Law as “toxic,” “hazardous,” a “pollutant” a “contaminant” or words of similar meaning and regulatory effect.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with US GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than 30 days after the due date therefor);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i) above, Other Taxes.

“Insolvency Proceeding” shall mean, with respect to any Person (a) any case, action or proceeding with respect to such Person before or by any court or other Governmental Authority relating to bankruptcy, rehabilitation, liquidation, dissolution, winding-up, relief of debtors, debt arrangement or reorganization in a bankruptcy, rehabilitation, liquidation or receivership proceeding, or (b) any general assignment for the benefit of creditors, composition, debt arrangement, marshaling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in any case undertaken under Applicable Law.

“Installment Premium Collateral” shall have the meaning assigned thereto in Section 2.1(b) of the Security Agreement.

“Insurance Licenses” has the meaning assigned to such term in Section 5.24.

“Insurance Subsidiary” shall mean any Subsidiary of the Borrower that is authorized or admitted by a Supervisory Authority to carry on or transact one or more aspects of the business of selling, issuing or underwriting insurance or reinsurance.

“Interest Payment Date” shall mean, with respect to (i) any Base Rate Loan, the last day of each Fiscal Quarter, commencing on the first such date to occur after the Closing Date, (ii) any LIBOR Rate Loan having an Interest Period of less than three (3) months, the last day of each Interest Period applicable to such Loan and (iii) any LIBOR Rate Loan having an Interest Period of three (3) months or longer, the last day of each Fiscal Quarter and, without duplication, the last day of such Interest Period.

“Interest Period” shall mean, in connection with a LIBOR Rate Loan, an interest period of one (1), two (2), three (3) or six (6) months (or such other period as may be agreed by the Lender), as specified by the Borrower in the applicable Notice of Borrowing or Conversion/Continuation Notice, (i) initially, commencing on the Borrowing Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Loan shall extend beyond the Maturity Date.

“Interest Rate Determination Date” shall mean, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt or any obligations of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” shall mean the United States Internal Revenue Service.

“Lender” shall have the meaning assigned thereto in the preamble hereof.

“LIBOR Rate Loan” shall mean a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Lien” shall mean any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, claim, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement), the interest of a lessor under a capital lease, or any financing lease (such as a synthetic lease) having substantially similar economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease (other than a synthetic lease) as defined under US GAAP.

“Loan Documents” shall mean this Agreement, the Note, the Security Documents, each Notice of Borrowing and each Conversion/Continuation Notice, and any other document, instrument or agreement designated as a “Loan Document” by the Borrower and the Lender.

“Loans” shall have the meaning set forth in Section 2.1.

“Margin Stock” shall mean “margin stock” as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.

“Material Adverse Effect” shall mean any of (a) a material adverse change in, or a material adverse effect upon the condition (financial or otherwise), business, properties or results of operations of the Borrower, (b) a material impairment on the ability of the Borrower to fulfill any of its obligations under this Agreement or any of the other Loan Documents or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document or the rights and remedies of the Lender under any of the Loan Documents.

“Maturity Date” shall mean the earliest of (i) the third anniversary of the Closing Date, and (ii) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“MBIA UK” shall mean MBIA UK (Holdings) Limited, a limited company organized under the laws of England and Wales.

“MBIA UK Pledge Agreement” shall mean the pledge agreement under the laws of the laws of England and Wales, relating to the pledge of the Equity Interests of MBIA UK as Collateral to secure the Obligations.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” shall mean any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” shall mean the promissory note, substantially in the form of Exhibit A, issued by the Borrower pursuant to Section 2.2.

“Notice of Borrowing” shall mean a notice substantially in the form of Exhibit B.

“NPFGC Loan Agreement” shall mean that certain Loan Agreement dated as of December 12, 2011 between the Borrower and National Public Finance Guarantee Corporation, as lender, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“NPFGC Loan Documents” shall mean (i) the NPFGC Loan Agreement, (ii) that certain Security Agreement dated as of December 12, 2011 between the Borrower and National Public Finance Guarantee Corporation, as secured party, and (iii) any other document, agreement or instrument entered into in connection with the foregoing, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.

“NPL” shall mean the National Priorities List under CERCLA.

“Obligations” shall mean all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and other monetary obligations of the Borrower to the Lender or any other Person, individually or collectively, existing on the Closing Date or arising thereafter (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured) arising or incurred under this Agreement or any of the other Loan Documents (including under any of the Loans made or reimbursement or other monetary obligations incurred or other instruments at any time evidencing any thereof), in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding).

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Prepayment Collateral” shall mean (a) Installment Premium Collateral, (b) Excess Spread Salvage Collateral and (c) all Collateral described in clause (f) of Section 2.1 of the Security Agreement to the extent derived from Installment Premium Collateral or Excess Spread Salvage Collateral.

“Other Taxes” shall mean any present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property taxes, charges or similar levies that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Permitted Investments” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Security Documents):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “P-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) Investments in fixed income securities rated at least “A” by S&P or “A2” by Moody’s on the date of acquisition, other than those issued by Affiliates of the Borrower; and

(e) Investments, classified in accordance with US GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that are rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Permitted Lien” shall have the meaning set forth in Section 7.1.

“Person” shall mean an individual, sole proprietorship, partnership, corporation, association, institution, entity, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Pension Plan” shall mean any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Plan” shall mean any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Potential Event of Default” shall mean any event or circumstance that, with the giving of notice, the passage of time or both, would (if not cured, waived or otherwise remedied during such time) constitute an Event of Default.

“Put Back Prepayment Collateral” shall mean Put-Back Recoveries, as well as all Collateral described in clause (f) of Section 2.1 of the Security Agreement to the extent derived from Put Back Prepayment Collateral.

“Put-Back Recoveries” shall have the meaning assigned thereto in Section 2.1(a) of the Security Agreement.

“Register” shall have the meaning set forth in Section 9.7(c).

“Regulated Accounting Principles” shall mean the statutory accounting principles permitted or prescribed by the New York State Department of Financial Services.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Coverage” shall mean $1,000,000,000.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower or any of its Subsidiaries, as the context may require. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower or any of its Subsidiaries shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” shall mean the Security Agreement, dated as of the date hereof, between the Borrower and the Lender, as the same may from time to time be amended, modified or supplemented.

“Security Documents” shall mean the Security Agreement, the MBIA UK Pledge Agreement, and all other instruments, agreements, certificates and documents (including Uniform Commercial Code financing statements and fixture filings) delivered to the Lender in connection with any Collateral or to secure the Obligations under the Loan Documents.

“Settlement Agreement” shall mean the Settlement Agreement and Release, dated as of the date hereof, among, inter alios, the Borrower and the Lender, as the same may be amended, modified or supplemented from time to time.

“Settlement Documents” shall mean (i) the Settlement Agreement, (ii) the Termination Agreement (as defined in the Settlement Agreement), (iii) the Investment Agreement (as defined in the Settlement Agreement) and (iv) the Warrant Issuance (as defined in the Settlement Agreement).

“Solvent” and “Solvency” shall mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Capital” shall mean the policyholders’ surplus, plus contingency reserves of the Borrower, determined in a manner consistent with that used in preparing the Audited Financial Statements described in clause (ii) of the definition thereof.

“Statutory Financial Statements” shall have the meaning set forth in Section 6.1(a)(iii).

“Subject Collateral” shall mean the Collateral described in clauses (a), (b) and (c) of Section 2.1 of the Security Agreement.

“Subsidiary” of a Person shall mean a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supervisory Authority” shall mean , with respect to the Borrower or any Insurance Subsidiary, (a) the department of insurance or similar Governmental Authority of the state or other jurisdiction of domicile of the Borrower or such Insurance Subsidiary, as the case may be, or (b) to the extent asserting regulatory jurisdiction over the Borrower or such Insurance Subsidiary, as the case may be, the insurance department, authority or agency in each state or jurisdiction (domestic or foreign) in which the Borrower or such Insurance Subsidiary, as the case may be, is licensed, and shall include any federal or national insurance regulatory department, authority or agency that may be created and that asserts insurance regulatory jurisdiction over the Borrower or such Insurance Subsidiary, as the case may be.

“Surplus Notes” shall mean the Borrower’s 14% Fixed to Floating Rate Surplus Notes due 2033.

“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” shall mean, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).

“Synthetic Debt” shall mean, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with US GAAP.

“Synthetic Lease Obligation” shall mean the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” shall mean any and all present and future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings (including backup withholding) or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” shall mean $10,000,000.

“Type of Loan” shall mean either a Base Rate Loan or a LIBOR Rate Loan.

“UK GAAP” shall mean generally accepted accounting principles in the United Kingdom that are applicable to the circumstances as of the date of determination, consistently applied.

“UK Insurance” shall mean MBIA UK Insurance Limited, a limited company organized under the laws of England and Wales.

“Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” shall have the meaning assigned thereto in the Security Agreement.

“United States” shall mean the United States of America.

“US GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, Oct. 26, 2001).

1.2 Other Interpretive Provisions.

Except as otherwise expressly provided herein, the rules of interpretation set forth below shall apply to this Agreement and the other Loan Documents:

(a) any term defined herein or in any other Loan Document by reference to another document, instrument or agreement shall continue to have the meaning assigned thereto whether or not such other document, instrument or agreement remains in effect;

(b) words imparting the singular include the plural and vice versa;

(c) words imparting a gender include any gender;

(d) within a Loan Document, each reference to a part, clause, section, paragraph, article, party, annex, appendix, exhibit, schedule or other attachment shall be deemed to be a reference to a part, clause, section, paragraph, or article of, or a party, annex, appendix, exhibit, schedule or other attachment to, the Loan Document in question unless, in any such case, otherwise expressly provided in any such Loan Document;

(e) a reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws varying, consolidating or replacing the same from time to time, and a reference to a statute includes all regulations, policies, protocols, codes, proclamations and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute or in the applicable Loan Document;

(f) a definition of or reference to any document, schedule, exhibit, instrument or agreement includes any amendment or supplement to, or restatement, replacement, modification or novation of, any such document, schedule, exhibit, instrument or agreement (other than any such amendment, supplement, restatement, replacement, modification or novation in violation of the Loan Documents) unless otherwise specified in such definition or in the context in which such reference is used;

(g) a reference to a particular section, paragraph or other part of a particular statute shall be deemed to be a reference to any other section, paragraph or other part of a statute substituted therefor from time to time;

(h) if a capitalized term describes, or shall be defined by reference to, a document, instrument or agreement that has not as of any particular date been executed and delivered and such document, instrument or agreement is attached as an exhibit to any Loan Document, such reference shall be deemed to be to such form and, following such execution and delivery and subject to paragraph (f) above, to the document, instrument or agreement as so executed and delivered;

(i) a reference to any Person (as hereinafter defined) includes such Person’s successors and permitted assigns, whether by way of merger or otherwise;

(j) any reference to “days” shall mean calendar days unless “Business Days” are expressly specified;

(k) unless otherwise provided herein, if the date as of which any right, option or election is exercisable is stated to be on a day that is not a Business Day, such right, option or election may be exercised on the next succeeding Business Day with the same effect as if the same was exercised or made on such date or day;

(l) words such as “hereunder,” “hereto,” “hereof” and “herein” and other words of similar import shall, unless the context requires otherwise, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof;

(m) a reference to “including” means including without limiting the generality of any description preceding such term, and for purposes hereof and of each Loan Document the rule of ejusdem generis shall not be applicable to limit a general statement, followed by or referable to an enumeration of specific matters, to matters similar to those specifically mentioned;

(n) except where expressly provided otherwise, whenever any matter is required to be satisfactory to, or determined or approved by, the Lender, or the Lender is required or permitted to exercise any discretion (including any discretion to waive, select, require, deem appropriate, deem necessary, permit, determine or approve any matter), the satisfaction, determination or approval of the Lender, or the exercise by the Lender of such discretion, shall be in its sole and absolute discretion; and

(o) the word “or” shall be non-exclusive and shall be construed to include the word “and.”

ARTICLE II

THE LOANS

2.1 Amounts and Terms of Commitments.

(a) Subject to and upon the terms and conditions set forth herein, the Lender agrees to make loans (each a “Loan”) to the Borrower from time to time, on any Business Day, during the Commitment Period in an aggregate principal amount not to exceed at any time outstanding the Commitment Amount. Loans may be Base Rate Loans or LIBOR Loans, as further provided herein.

(b) Except as otherwise provided herein, the Borrower may borrow, repay and reborrow Loans until the Maturity Date.

2.2 Evidence of Debt.

(a) The entries made in the Lender’s accounts in respect of (i) the amount of the Loans made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder from the Borrower shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms specified herein.

(b) Upon request by the Lender, the Borrower will duly execute and deliver the Note to the Lender to evidence the Loans made hereunder.

2.3 Procedure for Borrowing.

From time to time during the Commitment Period, the Borrower may request the Lender to make a Loan by delivering an irrevocable written notice to the Lender in the form of a Notice of Borrowing (to be confirmed promptly by telephone), specifying (i) the aggregate principal amount of the Loan to be made on the Borrowing Date, (ii) the requested Borrowing Date, which shall be a Business Day, (iii) whether the requested Loan is to consist of Base Rate Loans or LIBOR Loans, and (iv) if the requested Loan is to consist of LIBOR Loans, the initial Interest Periods selected by the Borrower for such LIBOR Loans. The Borrower shall give each Notice of Borrowing to the Lender not later than 12:00 p.m. (New York City time) at least three Business Days before the date of the requested Loan borrowing in the case of a Loan consisting of LIBOR Loans and not later than 12:00 p.m. (New York City time) at least one Business Day before the date of the requested Loan borrowing in the case of a Loan consisting of Base Rate Loans. Each Notice of Borrowing shall be delivered by first-class mail, fax or by e-mail containing such signed and completed Notice of Borrowing to the Lender at the office or facsimile number (or e-mail address, as the case may be) specified by the Lender (and such telephonic notice shall be given to the telephone number specified by the Lender). Unless the Lender determines that any applicable condition set forth in Article IV has not been satisfied by not later than 2:00 p.m. New York City time on the requested Borrowing Date, the Lender will make the requested Loan by wire transfer of immediately available funds to such account of the Borrower or its designee as specified in the applicable Notice of Borrowing. Each borrowing of Loans shall be in a principal amount of (i) $5,000,000 or a whole multiple of $1,000,000 in excess thereof, in the case of LIBOR Rate Loans and (ii) $2,000,000 or a whole multiple of $500,000 in excess thereof, in the case of Base Rate Loans.

2.4 Prepayments and Commitment Reductions.

(a) Optional Prepayments and Commitment Reductions.

(i) Subject to Section 3.2, the Borrower may, from time to time, prepay the Loans, in whole or in part, without premium or penalty, by giving the Lender irrevocable written notice of its intent to prepay the Loans and the amount of such prepayment, which notice shall be given at or before 12:00 noon (New York City time) on (x) the date of such prepayment, if such Loans being prepaid are Base Rate Loans, or (y) on the date that is three Business Days prior to the date of repayment, in the case of any LIBOR Rate Loan. Any such prepayment (other than any prepayment of all Loans then outstanding) shall be in a principal amount of (A) $5,000,000 or a whole multiple of $1,000,000 in excess thereof, in the case of LIBOR Rate Loans, or (B) $500,000 or a whole multiple of $100,000 in excess thereof, in the case of Base Rate Loans. If such notice is given by the Borrower, the Borrower shall make such prepayment (and the payment amount specified in such notice shall be due and payable) on the date specified therein, together with accrued interest to such date on the amount prepaid and any amounts required pursuant to Section 3.2.

(ii) The Borrower may, upon notice to the Lender, from time to time permanently reduce the Commitment Amount; provided that (x) any such notice shall be received by the Lender not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (y) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (z) the Borrower shall not terminate or reduce the Commitment Amount if, after giving effect thereto and to any concurrent prepayments hereunder, the Loans outstanding would exceed the Commitment Amount.

(b) Mandatory Prepayments and Mandatory Commitment Reductions.

(i) Promptly upon (and in no event later than 5 p.m. New York City time on the date of, or in the case of cash proceeds received after noon New York City time, no later than 5 p.m. New York City time on the following Business Day) receipt of any cash proceeds by the Borrower or any Subsidiary from or in respect of any Put Back Prepayment Collateral, the Borrower shall (A) notify the Lender in writing thereof and (B) prepay the Loans (with a corresponding automatic and permanent reduction of the Commitment Amount) in an amount of principal that, together with accrued interest thereon as of the date of prepayment, is equal to the amount of such cash proceeds, and automatically, without any further action by the Borrower, the Commitment Amount shall be permanently reduced by an amount that is equal to the amount of such cash proceeds in excess of any Loans then outstanding.

(ii) On and after the date that is one year after the Closing Date, promptly upon (and in no event later than 5 p.m. New York City time on the date of, or in the case of cash proceeds received after noon New York City time, no later than 5 p.m. New York City time on the following Business Day) receipt of any cash proceeds by the Borrower or any Subsidiary from or in respect of any Other Prepayment Collateral, the Borrower shall (A) notify the Lender in writing thereof and (B) prepay the Loans (with a corresponding automatic and permanent reduction of the Commitment Amount) in an amount of principal that, together with accrued interest thereon as of the date of prepayment, is equal to (x) prior to the date that is two years after the Closing Date, 50% or (y) from and after the date that is two years after the Closing Date, 100% of the amount of such cash proceeds, and automatically, without any further action by the Borrower, the Commitment Amount shall be permanently reduced by an amount that is equal to the amount by which (x) prior to the date that is two years after the Closing Date, 50% or (y) from and after the date that is two years after the Closing Date, 100% of such cash proceeds exceeds the amount of any Loans then outstanding.

(iii) Promptly upon (and in no event later than 5 p.m. New York City time on the date of, or in the case of cash proceeds received after noon New York City time, no later than 5 p.m. New York City time on the following Business Day) receipt by the Borrower or any Subsidiary of any cash proceeds from any Disposition made pursuant to Section 7.6(m), the Borrower shall (A) notify the

Lender in writing thereof and (B) prepay the Loans (with a corresponding automatic and permanent reduction of the Commitment Amount) in an amount of principal that, together with accrued interest thereon as of the date of prepayment, is equal to the amount of such cash proceeds, and automatically, without any further action by the Borrower, the Commitment Amount shall be permanently reduced by an amount that is equal to the amount of such cash proceeds in excess of any Loans then outstanding, provided that, notwithstanding anything herein to the contrary, the Borrower shall not be required to make any prepayment pursuant to this Section 2.4(b)(iii) so long as the aggregate amount of such Dispositions made from and after the Closing Date and as to which prepayments have not been made under this Section 2.4(b)(iii) is not greater than $1,000,000.

(iv) In the event that the Borrower is required, in connection with any borrowing of Loans, to represent and warrant to the Lender pursuant to Section 4.2(h) that the proceeds of such borrowing of Loans are to be used by the Borrower to meet the Borrower’s ordinary course liquidity needs within 30 days of such Borrowing Date, then, to the extent that any portion of the proceeds of such Loans are not so used within such 30 day period, the Borrower shall, on the 30th day of such period, (A) notify the Lender in writing thereof and (B) prepay the Loans (but not, for the avoidance of doubt, reduce the Commitment Amount) in an amount of principal that is equal to the amount of Loans borrowed as part of such borrowing which were not so used in such period to meet the Borrower’s ordinary course liquidity needs or to make voluntary prepayments of the Loans in accordance with Section 2.4(a).

(c) Application of Prepayments of Loans to Base Rate Loans and LIBOR Rate Loans. Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.2.

2.5 Scheduled Repayment.

The Borrower shall repay the full amount of principal outstanding of the Loans, and all accrued and unpaid interest thereon, all accrued and unpaid fees due under any Loan Documents and all other Obligations, on the Maturity Date. The Borrower shall also make the mandatory prepayments required by Section 2.4(b).

2.6 Interest.

(a) The Loans shall accrue interest for each day from, and including, the first day of each Interest Period to, but excluding, the last day of such Interest Period on the outstanding principal amount thereof commencing on the Borrowing Date thereof: (i) in the case of a Base Rate Loan, at the Base Rate plus the Applicable Margin, and (ii) in the case of a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin.

(b) Interest on each Loan shall be paid in arrears on each Interest Payment Date and at such other times as may be specified herein. Accrued interest also shall be paid on the date of any prepayment of Loans under Section 2.4 for the portion of the Loans so prepaid.

(c) [Reserved]

(d) Notwithstanding paragraphs (a) and (b), while any Event of Default exists, (i) the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Applicable Law) on the principal amount of all outstanding Loans and, to the extent permitted by Applicable Law, on any other amount payable under any Loan Document, at a rate per annum equal to the Default Rate, and (ii) all such interest shall be due and payable on demand of the Lender.

(e) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by the Borrower and notified to the Lender pursuant to the applicable Notice of Borrowing or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Notice of Borrowing or Conversion/Continuation Notice has not been delivered to the Lender in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

2.7 Computation of Interest.

Interest payable hereunder shall be computed on the basis of a 360-day year with respect to LIBOR Rate Loans and 365/366-day year with respect to Base Rate Loans, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

2.8 Payments Generally.

(a) All payments (including prepayments) to be made by the Borrower hereunder shall be made without condition, defense, set-off, deduction, withholding, recoupment or counterclaim, except as required by Applicable Law, and shall be made prior to 12:00 noon, New York City time, on the due date thereof to the Lender in Dollars by wire transfer of immediately available funds to such account of the Lender as the Lender may notify the Borrower. Any payment received by the Lender later than such time on the specified payment date shall be deemed to have been received on the following Business Day, and any applicable interest or fees shall continue to accrue.

(b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the next Business Day, provided that, should such next Business Day fall in the next calendar month, such payment shall be due on the preceding Business Day, and such extension of time shall in such event be included in, and such reduction of time shall in such event be excluded from, the computation of interest or fees.

(c) Payments in respect of Loans received by the Lender from the Borrower shall be applied: first, to accrued interest and fees due on such Loans (including on any amount of deferred interest); second, to payments of principal due on such Loans; and third, to all other amounts due under this Agreement and the other Loan Documents and all Obligations.

2.9 Conversion/Continuation.

(a) Subject to Section 3.3 and so long as no Event of Default shall have occurred and then be continuing, the Borrower shall have the option:

(i) to convert at any time all or any part of any Loan (equal to (x) in the case of a conversion to LIBOR Rate Loans, $5,000,000 and integral multiples of $1,000,000 in excess thereof and (y) in the case of a conversion to Base Rate Loans, $500,000 and integral multiples of $100,000 in excess thereof) from one Type of Loan to another Type of Loan; provided, that a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless the Borrower shall pay all amounts due under Section 3.2 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a LIBOR Rate Loan.

(b) The Borrower shall deliver a Conversion/Continuation Notice to the Lender no later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). If for any reason a conversion or continuation of a LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or telephonic request for conversion or continuation, the Borrower shall make any payments required pursuant to Section 3.2.

(c) Notwithstanding anything herein to the contrary, the Borrower may not borrow LIBOR Loans, or convert to or continue LIBOR Loans, in each case unless such resulting LIBOR Loans shall have an Interest Period ending on or prior to the Maturity Date.

2.10 [reserved]

2.11 Fees.

(a) Commitment Fee. The Borrower shall pay to the Lender a commitment fee equal to 2.00% times the actual daily amount by which the Commitment Amount exceeds the sum of the outstanding amount of the Loans. The commitment fee shall accrue at all times during the Commitment Period. The commitment fee shall be payable in arrears on the last day of March, June, September and December of each year and on the Maturity Date, commencing on the first such date to occur after the date hereof. The commitment fee shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Other Fees. The Borrower agrees to pay to the Lender fees payable in the amounts and at the times separately agreed upon between the Borrower and the Lender. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.12 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any reserve requirement which is reflected in the determination of Adjusted LIBOR Rate);

(ii) subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on the Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any LIBOR Rate Loan or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any LIBOR Rate Loan or of maintaining its obligation to make any such LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Lender hereunder, whether of principal, interest or otherwise, then, upon the request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b) If the Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time, upon the request of the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days (or such later date as may be agreed by the Lender) after receipt thereof.

(d) Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.1 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.1) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law any Other Taxes.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Lender, and shall make payment in respect thereof within thirty days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.1) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, the Lender shall, and does hereby, indemnify the Borrower, and shall make payment in respect thereof within thirty days after demand therefor, (x) against any Taxes attributable to the Lender’s failure to comply with the provisions of Section 9.7(d) relating to the maintenance of a Participant Register and (y) against any Excluded Taxes attributable to the Lender, in each case, that are payable or paid by the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lender by the Borrower shall be conclusive absent manifest error. The Lender hereby authorizes the Borrower to set off and apply any and all amounts at any time owing to the Lender under this Agreement or any other Loan Document against any amount due to the Borrower under this clause (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Lender, as the case may be, after any payment of Taxes by the Borrower or the Lender to a Governmental Authority as provided in this Section 3.1, the Borrower shall deliver to the Lender or the Lender shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Applicable Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Lender, as the case may be.

(e) Status of Lender; Tax Documentation.

(i) If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.1(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii) Without limiting the generality of the foregoing:

(A) if the Lender is a “United States person” as defined in Section 7701(a)(30) of the Code, the Lender shall deliver to the Borrower on or prior to the date on which the Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax;

(B) if the Lender is not a “United States person” as defined in Section 7701(a)(30) of the Code, the Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower on or prior to the date on which the Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1) if the Lender claims the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) if the Lender claims the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate to the effect that the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN; or

(4) to the extent the Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Lender is a partnership and one or more direct or indirect partners of the Lender are claiming the portfolio interest exemption, the Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;

(C) if the Lender is not a “United States person” as defined in Section 7701(a)(30) of the Code, the Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower on or prior to the date on which the Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Lender has complied with the Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) The Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.1 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If the Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.1, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the Lender be required to pay any amount to the Borrower pursuant to this subsection the payment of which would place the Lender in a less favorable net after-Tax position than the Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 3.1 shall survive any assignment of rights by, or the replacement of, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.2 Funding Losses. If the Borrower:

(a) fails to make on a timely basis any payment of principal of any Loan;

(b) fails to make any prepayment of any Loan in accordance with Section 2.4 (including, without limitation, an optional prepayment after having given notice of such prepayment in accordance with Section 2.4(a));

(c) fails to borrow any Loan on the date indicated in a Notice of Borrowing delivered in accordance with Section 2.3 (in each case except if such failure is due solely to the fault of the Lender); or

(d) makes an optional prepayment, conversion or continuation of a Loan on a day other than the last day of the applicable Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise);

the Borrower shall promptly compensate the Lender and hold such Lender harmless from any loss, cost or expense incurred, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

3.3 Illegality, Etc.

(a) In the event that on any date the Lender shall have determined that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by the Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of the Lender in that market, then, and in any such event, the Lender shall give notice (by telecopy or by telephone confirmed in writing) to the Borrower of such determination. Thereafter (1) the obligation of the Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Lender, (2) to the extent such determination by the Lender relates to a LIBOR Rate Loan then being requested by the Borrower pursuant to a Notice of Borrowing or a Conversion/Continuation Notice, the Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted. Notwithstanding the foregoing, to the extent a determination by the Lender as described above relates to a LIBOR Rate Loan then being requested by the Borrower pursuant to a Notice of Borrowing or a Conversion/Continuation Notice the Borrower shall have the option to rescind such Notice of Borrowing or Conversion/Continuation Notice by giving notice (by telecopy or by telephone confirmed in writing) to the Lender of such rescission on the date on which the Lender gives notice of its determination as described above.

(b) In the event that the Lender shall have determined, on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market, adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, the Lender shall give notice (by telecopy or by telephone confirmed in writing) to the Borrower of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Conversion/ Continuation Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed, as applicable, to be a Notice of Borrowing for Base Rate Loans or a Conversion/Continuation Notice to convert or continue, as the case may be, such Loans as Base Rate Loans.

(c) Calculation of all amounts payable to the Lender hereunder shall be made as though the Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of the Lender to a domestic office of the Lender in the United States of America; provided, however, that the Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.3.

3.4 Survival. All of the Borrower’s obligations under this Article III shall survive termination of this Agreement and the commitments hereunder and repayment of all other obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Conditions Precedent to Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the satisfaction (or waiver in accordance with the terms hereof) of the following conditions precedent:

(a) Loan Documents. The Lender shall have received all of the following documents, duly executed and delivered by the parties thereto and in form and substance satisfactory to the Lender:

(i) this Agreement;

(ii) the Security Agreement;

(iii) the MBIA UK Pledge Agreement; and

(iv) the Note (if requested).

(b) Other Deliverables. The Lender shall have received the following, each of which shall be originals or .pdf (or other electronic) copies unless otherwise specified, each properly executed by an officer of the Borrower and each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(i) appropriate financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by Applicable Law) authorized for filing under the Uniform Commercial Code or other Applicable Law of each jurisdiction in which the filing of a financing statement or giving of notice may be required to perfect the security interests intended to be created by the Security Agreement;

(ii) a copy of the Organization Documents of the Borrower, including all amendments thereto, certified as of a recent date by the Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization, together with:

(A) a certificate as to the good standing of the Borrower, as of a recent date, from the Secretary of State or other applicable Governmental Authority of its jurisdiction of organization;

(B) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Closing Date and certifying (1) that attached thereto is a true and complete copy of the Organization Documents of the Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (2) below; (2) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which it is to be a party and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (3) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower; and

(C) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary of the Borrower executing the certificate pursuant to clause (B) above;

(iii) a customary written legal opinion of (A) Weil, Gotshal & Manges LLP, special counsel to the Borrower, and (B) in-house counsel to the Borrower, in each case as to matters of New York and United States federal law, addressed to the Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Lender.

(c) The Borrower shall have provided the financial statements described in Sections 5.14(a), (c) and (d).

(d) Representations and Warranties. The representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects (except that, to the extent that any representation and warranty is qualified by materiality, such representation and warranty shall be true and correct in all respects), on and as of the date of the date hereof, except as they relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date.

(e) No Event of Default. No Potential Event of Default or Event of Default shall exist or shall result from the consummation of the transactions contemplated hereby or any of the other Loan Documents.

(f) Governmental Approvals.

(i) All Governmental Approvals required for the execution and delivery hereof by each of the Lender and the Borrower and performance of their respective obligations hereunder shall have been obtained and remain in full force and effect;

(ii) without limiting the generality of the foregoing, the Borrower shall have given the New York State Department of Financial Services the requisite notice of the Borrower entering into this Agreement and the Borrower and the Lender shall have obtained the approval of the New York State Department of Financial Services to this Agreement (including, without limitation, the assignment provisions hereof), the other Loan Documents and the transactions contemplated thereby, including without limitation the granting of Liens on the Collateral by the Borrower to the Lender to secure the Obligations and the making of Loans, and such approval shall be in form and substance reasonably satisfactory to the Lender;

(iii) without limiting the generality of the foregoing, the Borrower and the Lender shall have obtained all necessary approvals and consents of the regulators of MBIA UK to the granting of Liens on the Equity Interests thereof in favor of the Secured Party (as defined in the Security Agreement) and all such approvals and consents shall be in form and substance reasonably satisfactory to the Lender; and

(iv) all conditions required to be satisfied as of the effective date hereof pursuant to such Governmental Approvals shall have been satisfied.

(g) Value of Collateral. The Lender shall have received a Collateral Calculation Certificate, evidencing that as of the Closing Date, the value of the Subject Collateral is in excess of Required Coverage.

(h) NPFGC Loan Documents. On or prior to the Closing Date and the initial incurrence of Loans hereunder, (i) the NPFGC Loan Agreement shall have been repaid in full and (ii) duly executed UCC-3 termination statements evidencing, and any other documents necessary or desirable to evidence, the release of all security interests and Liens granted pursuant to the NPFGC Loan Documents shall have been delivered to the Lender.

(i) Effectiveness of the Settlement. On or prior to the Closing Date, there shall have been delivered to the Borrower and the Lender true and correct copies of the final Settlement Documents. All Settlement Documents shall have been duly executed and delivered by the parties thereto and shall be in full force and effect, and the terms and conditions of such documents, as well as the transactions contemplated by them, shall have been duly approved by the board of directors (or equivalent) of each of the Borrower, the Lender and each of the other parties thereto.

(j) USA PATRIOT Act. The Borrower shall, prior to the Closing Date, have provided the documentation and other information to the Lender that are required by regulatory authorities under applicable “know your customer” rules and regulations, including the USA PATRIOT Act, to the extent requested at least one Business Day prior to the Closing Date.

(k) Solvency Certificate. The Lender shall have received a certificate from the chief financial officer of the Borrower attesting that the Borrower, individually, and the Borrower and its Subsidiaries, taken as a whole, are Solvent on the Closing Date, after giving effect to the transactions contemplated hereby and pursuant to the Settlement Agreement.

(l) Pro Forma Compliance. The Borrower shall be in pro forma compliance with the covenants set forth in Sections 7.12(a) and (b) after giving effect to the transactions contemplated by the Settlement Agreement and hereby.

(m) Officer’s Certificate. The Borrower shall have provided the Lender with a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in clauses (d), (e), (f), (g), (h), (i) and (l) of this Section 4.1 have been satisfied.

(n) Lien Searches. The Borrower shall have delivered to the Lender customary lien searches reasonably satisfactory thereto, evidencing the absence of Liens (other than Permitted Liens) on the property of the Borrower.

4.2 Conditions Precedent to the Making of each Loan. The obligation of the Lender to make each Loan hereunder is subject to the satisfaction (or waiver in accordance with the terms hereof) of the following conditions on and as of the requested Borrowing Date:

(a) Effective Date. The Agreement shall have become effective in accordance with Section 4.1.

(b) Representations and Warranties. At the time of and immediately after giving effect to such Loan, the representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects (except that, to the extent that any representation and warranty is qualified by materiality, such representation and warranty shall be true and correct in all respects), on and as of the applicable Borrowing Date as if made on and as of such date, except as they relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date.

(c) No Event of Default. At the time of and immediately after giving effect to such Loan, no Potential Event of Default or Event of Default shall have occurred and be continuing.

(d) Notice of Borrowing. The Lender shall have received a duly completed and executed Notice of Borrowing from the Borrower, as required by Section 2.3. Such Notice of Borrowing shall constitute a representation and warranty by the Borrower that, as of the date of such notice and as of the requested Borrowing Date, the conditions in this Section are satisfied and will be satisfied on the requested Borrowing Date.

(e) Commitment Availability. On the applicable Borrowing Date, the aggregate principal amount of all Loans, after giving effect to any Loan borrowed on such Borrowing Date, shall not exceed the Available Commitment.

(f) Governmental Approvals.

(i) All Governmental Approvals required for the execution and delivery hereof by each of the Lender and the Borrower and performance of their respective obligations hereunder, including the making of the requested Loan, shall have been obtained and remain in full force and effect;

(ii) without limiting the generality of the foregoing, all of the approvals described in Section 4.1(f)(ii) and (iii) shall be in full force and effect and shall not have been revoked or amended in any manner; and

(iii) all conditions required to be satisfied as of the requested Borrowing Date pursuant to such Governmental Approvals shall have been satisfied.

(g) Coverage. On the applicable Borrowing Date, the Borrower shall have delivered to the Lender a Collateral Calculation Certificate (dated as of such Borrowing Date), evidencing that as of the Borrowing Date, after giving effect to the borrowing of the requested Loan, the value of the Subject Collateral is in excess of Required Coverage.

(h) Proceeds. In the event that, after giving effect to such Borrowing, the aggregate principal amount of the Loans outstanding will be greater than $50,000,000, the Borrower shall, as of the applicable Borrowing Date, represent and warrant to the Lender (in the executed Notice of Borrowing) that the proceeds of such Borrowing are to be used by the Borrower to meet the Borrower’s ordinary course liquidity needs within 30 days of such Borrowing Date.

(i) Pro Forma Compliance. On the applicable Borrowing Date and after giving effect to the applicable borrowing and the use of the proceeds thereof, the Borrower shall be in pro forma compliance with the covenants set forth in Section 7.12(a) and (b).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower makes all of the following representations and warranties to and in favor of the Lender as of the date of this Agreement and each Borrowing Date, except to the extent that any of such representations or warranties specifically relate to an earlier date (in which case they shall have been true and correct on such date). All of the following representations and warranties shall survive the execution and delivery of this Agreement.

5.1 Corporate Existence and Power. The Borrower and each of its Subsidiaries:

(a) is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization,

(b) has, in the case of the Borrower, the full power and authority to enter into and perform the obligations undertaken by it pursuant to the Loan Documents,

(c) has, in the case of the Borrower, taken all necessary action whatsoever required and obtained all necessary consents and licenses required to authorize its entry into, delivery and performance of the Loan Documents and the terms hereof, and to ensure that the obligations of the Borrower thereunder are legal, valid and binding on it,

(d) is duly authorized, qualified and licensed under the laws of each jurisdiction in which its ownership, lease or operation of property or the conduct of its business requires such qualification or license except as the failure to be so authorized or qualified (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect, and

(e) has not taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against it for its winding-up, dissolution, administration or reorganization or the appointment of a receiver, administrator, liquidator or similar officer of it or of any or all of its assets or revenues.

5.2 Corporate Authorization; Non-Contravention. The execution, delivery and performance by it of the Loan Documents does not (a) contravene (i) its Organization Documents, (ii) any Applicable Law, (iii) any material Contractual Obligation to which it is a party or binding on or affecting it or its property other than any Contractual Obligations that have been waived, or (iv) any order, judgment, award, injunction or decree binding on or affecting it or its property or (b) result in, or require the creation or imposition of, any Lien upon or with respect to any of the properties now owned or hereafter acquired by it, except pursuant to the Security Documents.

5.3 Execution; Binding Effect. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of the Borrower enforceable against it in accordance with their terms subject to any applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

5.4 No Injunction. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Loan Documents, or directing that the transactions provided for therein not be consummated as therein provided.

5.5 No Potential Event Default or Event Default. The Borrower and each of its Subsidiaries is not in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Potential Event Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.6 Ownership of Property.

(a) The Borrower and each of its Subsidiaries has good record and title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business.

(b) Schedule 5.6(b) sets forth a complete and accurate list of all Liens on the property or assets of the Borrower and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of the Borrower or such Subsidiary subject thereto. The property of the Borrower and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.6(b), and as otherwise permitted by Section 7.1.

5.7 Environmental Compliance. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower and each of its Subsidiaries is and has been in compliance with applicable Environmental Laws.

5.8 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable company operates.

5.9 Taxes. The Borrower and its Subsidiaries have filed all Tax returns and reports required to be filed, and have paid all Federal, state and other material Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with the US GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, reasonably be expected to have a Material Adverse Effect.

5.10 Compliance with Law. The Borrower and its Subsidiaries are in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.11 USA PATRIOT Act; OFAC.

(a) USA PATRIOT Act. To the extent applicable, the Borrower and its Subsidiaries is in compliance in all material respects with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act.

(b) Sanctioned Persons. None of the Borrower, any Subsidiary nor, to the knowledge of the Borrower, any director or officer of the Borrower or any Subsidiary is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person subject to any United States sanctions administered by OFAC.

5.12 Margin Stock; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock or extending credit for such purpose, and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation U or X.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.13 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, (b) the grant by the Borrower of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof) or (d) the exercise by the Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (i) the authorizations, approvals, actions, notices and filings listed on Schedule 5.13, all of which have been duly obtained, taken, given or made and are in full force and effect and (ii) consents required to enforce the pledge of shares in MBIA UK.

5.14 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with US GAAP, Regulated Accounting Principles or UK GAAP, as applicable, consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower, the Borrower and its Subsidiaries, MBIA UK or UK Insurance, as applicable, in each case as of the date thereof and their results of operations for the period covered thereby in accordance with US GAAP, Regulated Accounting Principles or UK GAAP, as applicable consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower, the Borrower and its Subsidiaries, MBIA UK or UK Insurance, as applicable, in each case as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) The forecasted cash flows, shown on a monthly basis for each of the six months beginning with the month ending May 31, 2013, of (A) the Borrower, prepared in accordance with Regulated Accounting Principles, (B) the Borrower and its Subsidiaries on a consolidated basis, prepared in accordance with US GAAP, (C) UK Insurance, prepared in accordance with UK GAAP and (D) UK Insurance, in the form prepared by the Borrower and delivered to the Lender on the Closing Date, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s reasonable estimate of its (or its and its Subsidiaries, or UK Insurance’s, as applicable) future financial condition and performance, it being recognized by the Lender that such forecasts are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurances can be given that any particular forecast will be realized, that actual results may vary from projected results and that such differences may be material.

(d) The consolidated pro forma balance sheet (i) of the Borrower and its Subsidiaries as at March 31, 2013, prepared in accordance with US GAAP, and (ii) of the Borrower as at March 31, 2013, prepared in accordance with Regulated Accounting Principles, each certified by the chief financial officer or treasurer of the Borrower, copies of which have been furnished to the Lender, fairly present the consolidated pro forma financial condition of the Borrower and its Subsidiaries or the Borrower, as applicable, as at such date, in each case giving effect to the transactions contemplated by the Settlement Agreement, all in accordance with US GAAP or Regulated Accounting Principles, as applicable.

5.15 Litigation. (x) Except as set forth on Schedule 5.15, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect and (y) since the Closing Date, there have been no developments, events or other changes in the actions, suits, proceedings, claims or disputes set forth on Schedule 5.15 that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.16 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan sponsored by the Borrower or any ERISA Affiliate that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan sponsored by the Borrower or any ERISA Affiliate that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by the Borrower or any Subsidiary of the Borrower that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.17 Subsidiaries; Equity Interests. The Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.17 (as may be updated from time to time in accordance with the terms of this Agreement), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Borrower in the amounts specified on Part (a) of Schedule 5.17 (as may be updated from time to time in accordance with the terms of this Agreement) free and clear of all Liens except those created under the Security Documents. The Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.17 (as may be updated from time to time in accordance with the terms of this Agreement). All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by MBIA Inc. in the amounts specified on Part (c) of Schedule 5.17 free and clear of all Liens except those created under the Security Documents. Part (d) of Schedule 5.17 shows, as of the Closing Date, the jurisdiction of the Borrower’s incorporation, the address of the Borrower’s principal place of business and the Borrower’s U.S. taxpayer identification number. The copy of the charter of the Borrower and each amendment thereto provided pursuant to Section 4.1(b)(ii)(B) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.18 Disclosure. The Borrower has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Borrower to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being recognized by the Lender that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurances can be given that any particular financial projections will be realized, that actual results may vary from projected results and that such differences may be material.

5.19 Intellectual Property; Licenses, Etc. The Borrower and each of its Subsidiaries own, or possess the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently being conducted, without conflict with the rights of any other Person, and Schedule 5.19 sets forth a complete and accurate list of all registered IP Rights owned or used by the Borrower and each of its Subsidiaries. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20 Solvency. The Borrower is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.21 Casualty, Etc. Neither the businesses nor the properties of the Borrower or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.22 Labor Matters. Other than national collective bargaining or similar agreements in the case of non-U.S. employees, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.23 Security Documents. The provisions of the Security Documents are effective to create in favor of the Lender a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.1) on all right, title and interest of the Borrower in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect or protect such Liens, other than consents required to enforce the pledge of shares in MBIA UK.

5.24 Insurance Licenses. The Borrower and each Insurance Subsidiary holds all material licenses (including licenses or certificates of authority from applicable Supervisory Authorities), permits or authorizations necessary or otherwise required to transact insurance and reinsurance business (collectively, the “Insurance Licenses”). There is (i) no Insurance License that is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (ii) no sustainable basis for such a suspension, revocation or limitation, and (iii) to the knowledge of the Borrower, no such suspension, revocation or limitation threatened by any Supervisory Authority, that, in each instance under clauses (i), (ii) and (iii) above and either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

5.25 Commutation. Schedule 5.25 sets forth a list that is complete and accurate in all material respects of matters with respect to which the Borrower or any of its Subsidiaries is engaged in remediation efforts, including, without limitation, amendments, compromises or commutations with respect to its insurance obligations and settlements of litigation, whether or not they effect the Subject Collateral.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that it shall perform and comply with the covenants set forth in this Article until the irrevocable payment in full in cash of all of the Obligations (other than contingent Obligations related to indemnification payments not then due and owing).

6.1 Financial Statements and Reports. The Borrower shall furnish to the Lender:

(a) such information regarding the condition or operations, financial or otherwise, of the Borrower as the Lender may from time to time reasonably request, including,

(i) as soon as available, but in any event within 120 days after the end of each Fiscal Year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with US GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender (it being agreed that any of the so-called “Big-4” accounting firms is acceptable to the Lender), which report and opinion shall be prepared in accordance with US GAAP.

(ii) as soon as available, but in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of the Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter of the previous fiscal year and the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with US GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(iii) as soon as available, but in any event not later than the earlier of (x) the date that such statements are required to be filed with the New York State Department of Financial Services, (y) the date that is five days after the date such statements are actually filed with the New York State Department of Financial Services and (z) the date that is 45 days after the end of each Fiscal Quarter, the financial statements of the Borrower prepared in accordance with Regulated Accounting Principles (the “Statutory Financial Statements”) in the form required to be filed with the New York State Department of Financial Services;

(iv) as soon as available, but in any event within 120 days after the end of each Fiscal Year of each of MBIA UK and UK Insurance, a balance sheet of each of MBIA UK and UK Insurance as at the end of such fiscal year, and the related statements of income or operations and changes in shareholders’ equity for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with UK GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender (it being agreed that any of the so-called “Big 4” accounting firms is acceptable to the Lender), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) concurrently with the delivery of the financial statements referred to in Sections 6.1(a)(i) and (ii), (X) a duly completed Compliance Certificate and a duly completed Collateral Calculation Certificate, in each case, signed by a Responsible Officer of the Borrower and (Y) a copy of management’s discussion and analysis with respect to such financial statements;

(c) as soon as available, but in any event not more than 60 days after the end of each Fiscal Year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Lender, of (i) projected consolidated balance sheets for the end of each Fiscal Quarter of such Fiscal Year, (ii) statements of income or operations on a quarterly basis and (iii) cash flows on a monthly basis, in each case of the Borrower and its Subsidiaries for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs), it being recognized by the Lender that such business plans, budgets and forecasts are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurances can be given that any particular business plan, budget or forecast will be realized, that actual results may vary from projected results and that such differences may be material;

(d) promptly after any request by the Lender, (x) copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower or any of its Subsidiaries by independent accountants in connection with the accounts or books of the Borrower or any of its Subsidiaries, or any audit of any of them and (y) any other information or materials reasonably requested by the Lender;

(e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Lender pursuant hereto;

(f) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt of the Borrower or any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender pursuant to Section 6.1;

(g) promptly, and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof or any parent entity of the Borrower;

(h) not later than five Business Days after receipt thereof by the Borrower or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Lender, such information and reports regarding the such instruments, indentures and loan and credit and similar agreements as the Lender may reasonably request;

(i) promptly, and in any event within five Business Days after any material discussion relating to the Borrower or any Subsidiary thereof between the Borrower and/or any Subsidiary thereof, on the one hand, and any Governmental Authority exercising regulatory authority thereof, on the other hand, a reasonably detailed summary of all substantive aspects of such discussion;

(j) not more than fifteen days prior to, and not less than five days prior to the first day of each calendar month ending after the Closing Date, projections of the cash flows and cash balances, shown on a monthly basis for each of the six months beginning with such month, of (A) the Borrower, prepared in accordance with Regulated Accounting Principles, (B) the Borrower and its Subsidiaries on a consolidated basis, prepared in accordance with US GAAP, (C) UK Insurance, prepared in accordance with UK GAAP and (D) UK Insurance, prepared in substantially the form of forecasted cash flows prepared by the Borrower and delivered to the Lender on the Closing Date, it being recognized by the Lender that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurances can be given that any particular projection will be realized, that actual results may vary from projected results and that such differences may be material;

(k) Prompt notice of:

(i) the occurrence of any Potential Event of Default or Event of Default;

(ii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary thereof; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(iii) the occurrence of any ERISA Event that could reasonably be expected to have or result in a Material Adverse Effect; and

(iv) any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary thereof.

Each notice pursuant to Section 6.1(k) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.1(k)(i) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.2 Payments of Obligations. The Borrower shall, and shall cause its Subsidiaries to pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with US GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than a Permitted Lien); and (c) all Indebtedness, as and when due and payable, in excess of the Threshold Amount, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; provided, however, that the Borrower and its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP, unless the failure to make any such payment could give rise to an immediate right to foreclose on a Lien securing such amounts.

6.3 Further Assurances. (x) The Borrower shall, and shall cause its Subsidiaries to do and perform, from time to time, any and all acts (and execute any and all documents) as may be necessary or as may be reasonably requested by the Lender in order to effect the purposes of the Loan Documents, including, without limitation, to: (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any the Borrower’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lender the rights granted or now or hereafter intended to be granted to the Lender under any Loan Document or under any other instrument executed in connection with any Loan Document to which the Borrower or any of its Subsidiaries is or is to be a party. The Borrower shall, within ten Business Days after the Closing Date, deliver to the Lender documentation evidencing the perfection under the laws of England and Wales of the Lender’s security interest in the capital stock of MBIA UK and (B) customary legal opinions of English counsel to the Lender related to the foregoing, in each case in form and substance reasonably satisfactory to the Lender.

6.4 Maintenance of Existence. The Borrower shall, and cause each of its Subsidiaries to: (a) maintain in full force and effect its legal existence and good standing under the Applicable Laws of its jurisdiction of organization and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried on and maintained; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.5 Maintenance of Properties. The Borrower shall, and shall cause each of its Subsidiaries to: (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.6 Maintenance of Insurance. The Borrower shall, and shall cause each of its Subsidiaries to: maintain with financially sound and reputable insurance companies not Affiliates of the Borrower insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by similarly sized Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.7 Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to comply in all material respects with the requirements of all Applicable

Law, except, as to matters which have been disclosed publicly or to the Lender in the financial statements of the Borrower prior to the Closing Date, where the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.8 Books and Records. The Borrower shall, and shall cause each of its Subsidiaries to: (a) maintain proper books of record and account, in which full, true and correct entries in conformity with US GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.9 Inspection Rights. Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and upon reasonable advance notice to the Borrower (provided that the Lender shall give the Borrower an opportunity to participate in any and all such discussions), but no more frequently than four times per year unless an Event of Default has occurred and is continuing; provided, however, that when an Event of Default exists the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.10 Compliance with Environmental Laws. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause each of its Subsidiaries to use commercially reasonable efforts to comply and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws, if required; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with US GAAP.

6.11 Material Contracts. The Borrower shall, and shall cause each of its Subsidiaries to perform and observe all the terms and provisions of each material Contractual Obligation to be performed or observed by it, maintain each such material Contractual Obligation in full force and effect, enforce each such material Contractual Obligation in accordance with its terms.

ARTICLE VII

NEGATIVE COVENANTS

Until the irrevocable payment in full in cash of all of the Obligations (other than contingent Obligations related to indemnification payments not then due and owing), the Borrower hereby agrees that it shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

7.1 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following (each a “Permitted Lien”):

(a) Liens created pursuant to any Security Document;

(b) Liens existing on the date hereof and listed on Schedule 5.6(b) and any modifications, replacements, renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.2(c), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal, modification or extension of the obligations secured or benefited thereby is permitted by Section 7.2(c);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with US GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) Liens (A) of a collecting bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(g) pledges or deposits of cash and Permitted Investments securing deductibles, self-insurance, co-payment, co-insurance, retentions and similar obligations to providers of insurance in the ordinary cause of business consistent with past practice;

(h) deposits to secure the performance of leases, licenses, subleases or sublicenses (other than Indebtedness) incurred in the ordinary course of business consistent with past practice which do not interfere in any material respect with the business of the Borrower or any of its Subsidiaries;

(i) Liens arising from precautionary Uniform Commercial Code financing statements regarding, and any interest or title of a licensor, lessor or sublessor under, operating leases;

(j) [reserved];

(k) pledges or deposits of cash and Permitted Investments of any Subsidiary securing obligations to landlords under operating leases where such Subsidiary is the tenant, securing performance by the tenant, in each case in the ordinary course of business consistent with past practice;

(l) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(m) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(n) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(h); and

(o) other Liens affecting property with an aggregate fair value not to exceed $1,000,000, provided that no such Lien shall extend to or cover any Collateral.

7.2 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Subsidiary of the Borrower owed to the Borrower or another Subsidiary of the Borrower, which Indebtedness is otherwise permitted under the provisions of Section 7.3, provided that all such Indebtedness which is owed by the Borrower shall be subordinated to the Obligations on terms satisfactory to the Lender in its sole discretion;

(b) Indebtedness under the Loan Documents;

(c) [reserved];

(d) Guarantees by the Borrower or any of its Subsidiaries of Indebtedness of any of their respective officers and employees in respect of moving and relocation and travel expenses of such Persons, in each case in the ordinary course of business consistent with past practice;

(e) [reserved];

(f) [reserved];

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(h) Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries in the ordinary course of business consistent with past practice;

(i) [reserved];

(j) [reserved];

(k) Indebtedness outstanding on the date hereof and listed on Schedule 7.2 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension; and provided, further, that the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrower and its Subsidiaries or the Lender than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate, provided that all such Indebtedness under this clause (k) which is owed by the Borrower to any Affiliate of the Borrower shall be subordinated to the Obligations on terms satisfactory to the Lender in its sole discretion; and

(l) Indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section 7.2 incurred after the Closing Date in an aggregate principal amount not to exceed $1,000,000 at any time outstanding; provided that no Potential Event of Default or Event of Default shall have occurred and be continuing immediately before and immediately after giving effect to such incurrence.

7.3 Investments. Make or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of Permitted Investments;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in the ordinary course of business consistent with past practice, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments by any of the Subsidiaries of the Borrower in the Borrower or any of its wholly owned Subsidiaries;

(d) Guarantees permitted by Section 7.2;

(e) [reserved];

(f) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(g) Investments existing on the date hereof and set forth on Schedule 7.3.

7.4 Dissolution. Suffer or permit dissolution or liquidation of itself either in whole or in part.

7.5 Consolidations, Mergers and Sales of Assets. Consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of their assets to, any other Person, provided that any Subsidiary of the Borrower may consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of their assets to the Borrower or any Subsidiary of the Borrower.

7.6 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) licenses of IP Rights in the ordinary course of business and consistent with past practice;

(d) the Borrower and its Subsidiaries may liquidate or sell Permitted Investments;

(e) leases, subleases, licenses or sublicenses of property in the ordinary course of business consistent with past practice and which do not materially interfere with the business of the Borrower and its Subsidiaries;

(f) [reserved];

(g) Dispositions in the ordinary course of business consistent with past practice consisting of the abandonment of IP Rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower or any of its Subsidiaries;

(h) [reserved];

(i) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(j) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary;

(k) Dispositions of (i) immaterial Subsidiaries of the Borrower organized in Mexico or (ii) Investments owned by MBIA UK and its Subsidiaries for fair market value;

(l) Dispositions permitted by Section 7.5; and

(m) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.6; provided that (A) the consideration therefor is at least 75% cash and is paid at the time of the closing of such Disposition; (B) each such Disposition is in an arms’-length transaction; (C) no portion of the assets or property subject to such Disposition shall consist of Collateral; (D) no Potential Event of Default or Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such transaction; and (E) the Borrower shall use the proceeds of such Dispositions in compliance with Section 2.4(b)(iii) hereof;

provided, however, that any Disposition pursuant to Section 7.6(a) through Section 7.6(m) shall be for no less than fair market value.

7.7 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Potential Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary of the Borrower may make Restricted Payments to the Borrower and any Subsidiaries of the Borrower, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person.

7.8 Use of Proceeds. Use proceeds of the Loans (i) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (ii) for any purpose in violation of any Applicable Law or regulation.

7.9 Change in Fiscal Year; Accounting Policies. (a) Permit the last day of its Fiscal Year to end on a day other than December 31 or change its method of determining its Fiscal Quarters; or (b) make any change in accounting policies or reporting practices, except as required by US GAAP, Regulated Accounting Principles or UK GAAP, as applicable.

7.10 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate thereof (other than, in the case of any Subsidiary of the Borrower (including MBIA UK and its Subsidiaries), with any other Subsidiary of the Borrower), whether or not in the ordinary course of business.

7.11 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary of the Borrower to make Restricted Payments to the Borrower or any Subsidiary thereof or to otherwise transfer property to or invest in the Borrower or any Subsidiary thereof, except for any agreement in effect on the date hereof and set forth on Schedule 7.11 or (ii) of the Borrower or any Subsidiary thereof to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, except in each case for prohibitions or restrictions existing under or by reason of:

(a) this Agreement, and the other Loan Documents;

(b) Applicable Law; and

(c) customary non-assignment provisions pursuant to leases (other than Indebtedness) or licensing agreements entered into by the Borrower or any of its Subsidiaries, in each case entered into in the ordinary course of business and consistent with past practices.

7.12 Financial Covenants.

(a) Required Coverage. At all times, the value of the Subject Collateral (as calculated in a manner described with the definition of Collateral Calculation Certificate) shall be in excess of the Required Coverage.

(b) Minimum Statutory Capital. Permit the Statutory Capital of the Borrower to be less than an amount equal to $750,000,000.

7.13 Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment of principal, interest or fees or any other payment on, any Indebtedness (including the Surplus Notes), except (a) the payment of the Loans in accordance with the terms of this Agreement and (b) refinancings and refundings of Indebtedness set forth in Schedule 7.2 in compliance with Section 7.2(c).

7.14 Amendments of Organization Documents. Amend any of its Organization Documents in any manner or to any extent that would reasonably be expected to be adverse to the Lender, or any of the Lender’s rights hereunder.

7.15 Change of Business. Engage in any material extent in any business other than those businesses conducted by it on the date hereof or any business reasonably related or incidental thereto.

7.16 Commutations. Other than with respect to (a) insurance obligations and settlements of insurance with such counterparties as the Borrower and Lender may agree, as to which no such limitation shall apply, and (b) with respect to MBIA UK and its Subsidiaries, consummate any remediation efforts, including, without limitation, amendments, compromises or commutations with respect to its insurance obligations and settlements of litigation, whether or not they effect the Subject Collateral, to the extent that any amounts paid or transferred by the Borrower and its Subsidiaries as consideration therefor or in connection therewith since the Closing Date would exceed $500,000,000 in the aggregate, provided that, notwithstanding the foregoing, the Borrower may not, without the written consent of the Lender, consummate any remediation efforts, including, without limitation, amendments, compromises or commutations with respect to its insurance obligations and settlements of litigation, whether or not they effect the Subject Collateral, if, (x) after giving effect thereto and to any borrowings of Loans in connection therewith, the aggregate principal amount of Loans outstanding would exceed $200,000,000 or (y) after giving effect thereto, all remediation efforts, including, without limitation, amendments, compromises or commutations with respect to its insurance obligations and settlements of litigation, taken as a whole since the Closing Date, would, cumulatively, have reduced the Statutory Capital of the Borrower by $100,000,000 or more.

ARTICLE VIII

EVENTS OF DEFAULT/REMEDIES

8.1 Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a) the Borrower fails to (i) pay when and as required to be paid herein any amount of principal of any Loan, (ii) pay within three Business Days after the same becomes due, any interest on any Loan or any fee due hereunder when and as required to be paid pursuant to the terms hereof, or (iii) pay within five Business Days after the same becomes due any other amount due from it hereunder or any other Loan Document;

(b) any representation or statement made or deemed to be made by the Borrower in any Loan Document or in any notice, certificate or other document to be delivered thereunder shall have been incorrect or misleading when made;

(c) the Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.1, 6.4, 6.7, 6.9 or Article VII;

(d) the Borrower fails duly to perform or comply with any other covenant or agreement (not specified in Section 8.1(a) or (c) above) contained in any Loan Document and such failure continues for fifteen days;

(e) (i) the Borrower or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including un-drawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be re-purchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Borrower or any Subsidiary thereof is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount;

(f) the Borrower or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Borrower or any of its Subsidiaries and is not released, vacated or fully bonded within 30 days after its issue or levy;

(g) the Borrower or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 30 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 30 calendar days; or an order for relief is entered in any such proceeding; or

(h) there is entered against the Borrower or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

(j) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or the Borrower denies that it has any further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) any of the Security Documents (or any Lien on any Collateral purported to be created or perfected thereunder) shall, for any reason, cease to be in full force and effect (or, in the case of any Lien on any Collateral, cease to be a perfected first priority Lien) or be declared to be null and void, or the validity or enforceability thereof shall be contested by the Borrower or the Borrower shall deny that it has any or further liability or obligation thereunder (or with respect thereto);

(l) there occurs any Change of Control; or

(m) any one or more Insurance Licenses of the Borrower or any Insurance Subsidiary shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken by any Governmental Authority, and such suspension, limitation, termination, non-renewal or action, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect;

the Lender may, in its sole discretion, by notice to the Borrower terminate its obligation to make Loans hereunder or declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations owing or payable under the Loan Documents to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that, upon the occurrence of any event specified in paragraph (f) or (g), the obligation of the Lender to make Loans automatically shall terminate and the unpaid principal amount of all outstanding Loans and all interest and other Obligations owing or payable under the Loan Documents automatically shall become due and payable without further act of the Lender.

8.2 Rights Not Exclusive. The rights provided for in the Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by Applicable Law or in equity, or under any other document now existing or hereafter arising.

ARTICLE IX

MISCELLANEOUS

9.1 Amendments and Waivers. None of the terms or provisions of this Agreement or any other Loan Document may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Borrower and the Lender, or, in the event that, at any time, there is more than one Lender, a written instrument executed by the Borrower and the Required Lenders (as defined below) with such prior approval, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Article IV without the written consent of each Lender;

(b) extend or increase the Commitment Amount or Loans of any Lender (or reinstate any Commitment Amount or Loans terminated pursuant to this Agreement) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (which, for the avoidance of doubt, excludes mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of the aggregate Commitment Amount hereunder or under any other Loan Document without the written consent of each Lender;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate”;

(e) change Section 9.7(f) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change any provision of this Section 9.1, including the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder; or

(g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender.

For purposes of this Section 9.1, “Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the total used and unused Commitment Amount then outstanding (after giving effect to any reductions thereto from time to time pursuant to the terms of this Agreement).

Notwithstanding anything to the contrary set forth in this Agreement, including this Section 9.1, or any other Loan Document, in connection with, or in order to facilitate, any assignments of the rights or benefits of the Lender hereunder, Blue Ridge Investments, L.L.C. may in its sole discretion, amend this Agreement and any other Loan Document without the consent of any other Person, including the Borrower, in order to (i) provide for customary agency and defaulting lender provisions, including without limitation to address the transfer of any rights, obligations and duties of the Lender to one or more agents, and (ii) reflect the appointment of such agent(s) and the assignment of the Loans to more than one Lender, such provisions to be generally consistent with the provisions of Blue Ridge Investments, L.L.C.’s or, at Blue Ridge Investments L.L.C.’s option, Bank of America, N.A.’s standard documentation for syndicated loan facilities. In the event of such amendment, the Borrower agrees to pay Blue Ridge Investments, L.L.C. an annual administrative agent fee in an amount consistent with that charged by Blue Ridge Investments, L.L.C. or Bank of America, N.A. to borrowers of similar creditworthiness pursuant to similar credit facilities. Within three Business Days of any such amendment, Blue Ridge Investments, L.L.C. shall provide the Borrower with a copy thereof, and such amendment shall automatically be effective, conclusive and binding on the Borrower and each other party to the amended Loan Documents in all respects.

9.2 Notices.

(a) All notices and other communications in connection with this Agreement and the other Loan Documents shall, unless otherwise stated herein, be in writing (including facsimile or other electronic transmission) and mailed, faxed or delivered to the address or facsimile number of each of the parties hereto as set out below or at such other address as shall be designated by such party in a written notice to the Borrower or the Lender, as the case may be:

(i) If to the Lender (in the case of notices described in Section 2.3, 2.4, 2.8 and 2.9):

Global Credit Operations

Bank of America Merrill Lynch

101 N Tryon Street

Charlotte, NC 28255

Telephone No.: 980-386-7891

Attention: Nora Moss

E-mail: nora.a.moss@baml.com

(ii) If to the Lender (in all other cases):

Blue Ridge Investments, L.L.C.

214 N Tryon Street

Charlotte, NC 28255

NC1-027-14-01

Attention: John Hiebendahl

Facsimile: 704-208-1210

With a copy to (which shall not constitute notice) to:

Bank of America Corporation

50 Rockefeller Plaza, 7th Floor

New York, NY 10020-1605

Attention: Christopher J. Garvey

Associate General Counsel and Senior Vice President

(iii) If to the Borrower:

MBIA Insurance Corporation

113 King Street

Armonk, New York 10504

Attention: Chief Financial Officer

Telephone No: 914-765-3925

Facsimile No: 914-765-3393

E-mail: chuck.chaplin@mbia.com

With a Copy to:

MBIA Insurance Corporation

113 King Street

Armonk, New York 10504

Attention: General Counsel

Telephone No: 914-765-3945

Facsimile No: 914-765-3919

E-mail: ram.wertheim@mbia.com

(b) All such notices, requests and communications shall be effective (i) if transmitted by fax or other electronic communication, when transmitted in legible form upon confirmation of receipt, and (ii) if sent by an internationally-recognized overnight courier service or otherwise delivered, with courier or delivery costs prepaid, upon receipt thereof by the recipient thereof; provided that if notices or other communication sent to an e-mail address is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

9.3 No Waiver; Cumulative Remedies. No delay, indulgence, omission or other act of the Lender shall be deemed to be a waiver of any right, remedy, power or privilege of the Lender under this Agreement nor shall the Lender by any such act be deemed to have acquiesced in any Potential Event of Default or Event of Default or in any breach of any of the terms and conditions of this Agreement. No single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Lender of any right, remedy, power or privilege under this Agreement or any other Loan Document on any one occasion shall not be construed as a bar to any right or remedy which the Lender would otherwise have on any future occasion. The rights, titles, interests, liens, securities and remedies provided in this Agreement and the other Loan Documents are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

9.4 Costs and Expenses.

(a) All costs and expenses of the parties hereto, including fees, charges and disbursements of counsel, incurred in connection with preparing for, negotiating, entering into and carrying out this Agreement and performing and consummating the transactions contemplated by this Agreement shall be paid by the Person incurring such costs and expenses.

(b) All costs and expenses, including fees and disbursements of counsel, incurred in connection with the enforcement or protection of the Lender’s rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, shall be paid by the Borrower.

9.5 Indemnity.

(a) The Borrower shall indemnify the Lender and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out-of-pocket expenses (including the reasonable fees, charges and disbursements any counsel for any Indemnitee), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto and whether brought by the Borrower, its equityholders, its directors, its creditors or any third party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the provisions of Section 3.1(c), this Section 9.5(a) shall not apply with respect to Taxes.

(b) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(c) All amounts due under this Section 9.5 shall be payable not later than ten Business Days after demand therefor.

(d) The agreements in this Section shall survive the termination of the commitments and the repayment, satisfaction or discharge of all the other Obligations.

9.6 Payments Set Aside. If the Borrower (or another Person on the Borrower’s behalf) makes a payment on its Obligations under the Loan Documents, or the Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof subsequently is invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to the Borrower, a trustee, receiver or any other Person in connection with any Insolvency Proceeding or otherwise, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

9.7 Successors and Assigns.

(a) Assignments Generally. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective authorized successors and assigns; provided that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender; provided that Optinuity Alliance Resources Corporation may act as the Borrower’s agent hereunder, to do and perform, on behalf of the Borrower, any and every act and thing required or necessary to be done hereunder; provided further that the Borrower shall remain solely responsible for compliance with its obligations hereunder

(b) Assignments by Lender. The Lender may at any time assign or transfer any of its rights or benefits under this Agreement to an Eligible Assignee. On the effective date of such assignment: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to an assignment agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such assignment agreement, relinquish its rights (other than any rights which survive the termination hereof) and be released from its obligations hereunder; (iii) if any such assignment occurs after the issuance of the Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Note for cancellation, and thereupon the Borrower shall issue and deliver new Note, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender. Notwithstanding anything to the contrary in this Agreement, the Lender shall not assign or transfer (including by way of participation) any of its rights or benefits under this Agreement to a Person who is not a “United States person” within the meaning of Section 7701(a)(3) of the Code. The Borrower shall maintain a register for the recordation of the name and address of the Lender, and principal amounts (and stated interest) of the Loans owing to, the Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Lender at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, the Lender may request and receive from the Borrower a copy of the Register.

(c) Security Interests. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under the Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries ) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment Amount and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and any other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.1 that affects such Participant. Subject to the following paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11 and 3.1 to the same extent as if it were a Lender. Each Participant also agrees to be subject to paragraph (f) of this Section as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Borrower shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.3 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f) Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder at such time) of payment on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the

Lender receiving such greater proportion shall (a) notify the other Lenders of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

9.8 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart.

9.9 Severability. The holding by any court of competent jurisdiction that any remedy pursued by the Lender hereunder is unavailable or unenforceable shall not affect in any way the ability of the Lender to pursue any other remedy available to it. In the event any provision of this Agreement shall be held illegal, invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability without invalidating the remainder of such provision or any other provisions of this Agreement and shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the parties hereto, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

9.11 Governing Law; Waiver of Jury Trial.

(a) THIS AGREEMENT AND, EXCEPT AS OTHERWISE SET FORTH THEREIN, THE OTHER LOAN DOCUMENTS, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE RULES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE BORROWER. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.12 Submission to Jurisdiction, Etc. By execution and delivery of this Agreement, the Borrower irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding against it arising out of or in connection with this Agreement or any other Loan Document, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York and the United States District Court for the Southern District of New York, in each case sitting in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in or removed to such courts, and waives any objection, or right to stay or dismiss any action or proceeding, that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address specified in Section 9.2 or at such other address of which the Lender shall have been notified pursuant thereto;

(d) agrees that nothing herein shall (i) affect the right of the Lender to effect service of process in any other manner permitted by law or (ii) limit the right of the Lender to commence proceedings against or otherwise sue the Borrower or any other Person in any other court of competent jurisdiction nor shall the commencement of proceedings in any one or more jurisdictions preclude the commencement of proceedings in any other jurisdiction (whether concurrently or not) if, and to the extent, permitted by the Applicable Law; and

(e) agrees that judgment against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or without the United States by suit on the judgment or otherwise as provided by law, a certified or exemplified copy of which judgment shall be conclusive evidence of the fact and amount of the Borrower’s obligation.

9.13 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the parties hereto, and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

9.14 Independence of Covenants. All covenants under this Agreement and the other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Potential Event of Default or an Event of Default if such action is taken or condition exists.

9.15 No Partnership, Etc. The Lender and the Borrower intend that the relationship between them shall be solely that of creditor and debtor and the Lender does not have any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or the other Loan Documents. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (B) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) the Lender has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. Nothing contained in this Agreement or any other Loan Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between the Lender and the Borrower or any other Person. The Lender shall not in any way be responsible or liable, under the Loan Documents, for the debts, losses, obligations or duties of the Borrower or any other Person. Nothing in the Loan Documents shall be deemed to modify in any way any other agreements between the Borrower and the Lender.

9.16 Treatment of Certain Information; Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (i) to its Affiliates and to it and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of any of the Lender’s rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender; (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Lender or any of its Affiliates on a non-confidential basis from a source other than the Borrower or its Affiliates that is not to the knowledge of the Lender subject to confidentiality obligations owed to the Borrower or any of its Affiliates. For purposes of this Section, “Information” means all information received from the Borrower or any of its Affiliates relating to the Borrower or any of its Affiliates or any of their respective businesses, other than any such information that is available to the Lender on a non-confidential basis prior to disclosure by the Borrower or such Affiliate. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

9.17 USA PATRIOT Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the USA PATRIOT Act. The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the USA PATRIOT Act.

9.18 Collateral Agent. Each Lender hereby irrevocably appoints Blue Ridge Investments, L.L.C. to act on its behalf as the collateral agent (and Blue Ridge Investments, L.L.C. hereby accepts such appointment) under the Security Documents for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto, and authorizes such collateral agent to take such actions on its behalf and to exercise such powers as are delegated to such collateral agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9.18 are solely for the benefit of each Lender and such collateral agent, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. In this connection, such collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by such collateral agent for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Lender, shall be entitled to the benefits of all provisions of Section 9.5, as though such collateral agent, co-agents, sub-agents and attorneys-in-fact were a Lender under the Loan Documents) as if set forth in full herein with respect thereto.

9.19 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time it extended any credit hereunder, and shall continue in full force and effect as long as any Loan or any other obligation hereunder shall remain unpaid or unsatisfied.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

MBIA INSURANCE CORPORATION,
as Borrower

By:	/s/ C. Edward Chaplin
Name:	C. Edward Chaplin
Title:	Chief Financial Officer

BLUE RIDGE INVESTMENTS, L.L.C. as Lender

By:	/s/ Neil Cotty
Name:	Neil Cotty
Title:	Executive Vice President

EXHIBIT A

TO LOAN AGREEMENT

FORM OF NOTE

$500,000,000	Dated: —, 2013

FOR VALUE RECEIVED, the undersigned, MBIA Insurance Corporation, a stock insurance company organized under the laws of the State of New York (the “Borrower”), HEREBY PROMISES TO PAY to Blue Ridge Investments, L.L.C. or its registered assigns (the “Lender”) the principal sum of $500,000,000 or, if less, the aggregate principal amount of the Loans (as defined below) made by the Lender to the Borrower pursuant to the Loan Agreement outstanding on the Maturity Date (as defined in the Loan Agreement).

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Loan Agreement.

Each Loan owing to the Lender by the Borrower pursuant to the Loan Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This promissory note is the Note referred to in, and is entitled to the benefits of, the Loan Agreement dated as of May 6, 2013 (the “Loan Agreement”) between the Borrower and the Lender. The Loan Agreement, among other things, (i) provides for the making of Loans by the Lender to the Borrower from time to time in an aggregate amount not to exceed the Dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Loan being evidenced by this note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

MBIA INSURANCE CORPORATION

By:
Name:
Title:

A - 1

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Amount of Principal Paid	Unpaid Principal Balance	Notation Made by

A - 2

EXHIBIT B

TO LOAN AGREEMENT

FORM OF

NOTICE OF BORROWING

Date: —

To: Blue Ridge Investments, L.L.C. (“Blue Ridge”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, dated as of May 6, 2013 (as amended from time to time, the “Loan Agreement”), between MBIA Insurance Corporation (“MBIA”), as Borrower, and Blue Ridge, as Lender (terms defined therein being used herein as therein defined) and hereby gives you notice irrevocably, pursuant to Section 2.3 of the Loan Agreement, of the request of the Loan specified below:

(a) The aggregate amount of the requested Loan is $—.

(b) The requested Loan is to consist of [Base Rate][LIBOR] Loans.

(c) If the requested Loan is to consist of LIBOR Loans, the initial Interest Rate Period for such Loans will be[one (1)] [three (3)] [six (6)] months.

(d) The Business Day for the making of the requested Loan is — (the “Borrowing Date”).

(e) The Loan shall be made by deposit to [INCLUDE DISBURSEMENT INSTRUCTIONS].

The Borrower certifies that the following statements are true on the date hereof, and will be true on the Borrowing Date, both before and after giving effect to the Loan and to the application of the proceeds therefrom:

(i) the representations and warranties of the Borrower contained in Article V of the Loan Agreement and each other Loan Document are true and correct in all material respects as if made on and as of the date hereof and will be true and correct in all material respects on the Borrowing Date as if made on and as of that date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct as of such date), and

(ii) no Potential Event of Default or Event of Default exists or will result from such Borrowing.

[(iii) the proceeds of such Borrowing are to be used by the Borrower to meet the Borrower’s ordinary course liquidity needs within 30 days of such Borrowing Date.]

As of the date hereof and as of the Borrowing Date the conditions set forth in Section 4.2 will be satisfied.

B - 1

[This Space Intentionally Left Blank]

MBIA INSURANCE CORPORATION

By:
Name:
Title:

B - 2

EXHIBIT C

TO LOAN AGREEMENT

[INTENTIONALLY OMITTED]

C - 1

EXHIBIT D

TO LOAN AGREEMENT

FORM OF

COLLATERAL CALCULATION CERTIFICATE

Date: —

To: Blue Ridge Investments, L.L.C. (“Blue Ridge”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, dated as of May 6, 2013 (as amended from time to time, the “Loan Agreement”), between MBIA Insurance Corporation (“MBIA”), as Borrower, and Blue Ridge, as Lender (terms defined therein being used herein as therein defined).

I, —, hereby certify that I am the duly elected, qualified and acting [Chief Financial Officer/Treasurer/Controller] of MBIA. I further certify to Blue Ridge that (i) set forth below is MBIA’s good faith calculation of the notional amount of the Subject Collateral as of —, 20—, calculated as required by the Loan Agreement, and (ii) since such date, no event or circumstance has occurred that would reasonably be expected to have a material adverse effect on any of the amounts reflected below.

($ in thousands)

Excess Spread Salvage Collateral	$

Installment Premium Collateral	$

Put-Back Recoveries (Net of Other Reserves)	$

(Gross: $ )
(Reflected on Statutory Balance Sheet as a
Contra-liability: $ )

Total	$

MBIA INSURANCE CORPORATION

By:
Name:
Title:

D - 1

EXHIBIT E

TO LOAN AGREEMENT

FORM OF

CONVERSION/CONTINUATION NOTICE

Date: —

To: Blue Ridge Investments, L.L.C. (“Blue Ridge”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, dated as of May 6, 2013 (as amended from time to time, the “Loan Agreement”), between MBIA Insurance Corporation (“MBIA”), as Borrower, and Blue Ridge, as Lender (terms defined therein being used herein as therein defined) and hereby gives you notice irrevocably, pursuant to Section 2.9 of the Loan Agreement, of the request to convert a Loan as follows:

(a) The Loan to be converted consist of [Base Rate][LIBOR] Loans in the aggregate principal amount of $                     which were initially advanced to the Borrower on                     .

(b) Such borrowing is to be converted into a Loan consisting of the following Interest Period:                     .

(c) The date of the requested conversion is to be                     .

For each conversion of a Loan consisting of Base Rate Loans to LIBOR Loans, the Borrower hereby certifies to the Lender that, on the date of this Conversion/ Continuation Notice, and after giving effect to the requested conversion no Potential Event of Default or Event of Default exists or will result from such requested conversion.

MBIA INSURANCE CORPORATION

By:
Name:
Title:

E - 1

EXHIBIT F

TO LOAN AGREEMENT

FORM OF

COMPLIANCE CERTIFICATE

Date: —

To: Blue Ridge Investments, L.L.C. (“Blue Ridge”)

Ladies and Gentlemen:

The undersigned refers to the Loan Agreement, dated as of May 6, 2013 (as amended from time to time, the “Loan Agreement”), between MBIA Insurance Corporation (“MBIA”), as Borrower, and Blue Ridge, as Lender (terms defined therein being used herein as therein defined).

The undersigned Responsible Officer of the Borrower hereby certifies as of the date hereof that he/she is the                      of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Lender on behalf of the Borrower, and that:

[Use following paragraphs for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.1(a)(i) of the Loan Agreement for the fiscal year of the Borrower and its Subsidiaries ended as of the above date, together with the report and opinion of its independent certified public accountant required by Section 6.1(a) of the Loan Agreement.

2. Attached hereto as Schedule 2 are the year-end audited financial statements required by Section 6.1(a)(iv) of the Loan Agreement for the fiscal year of each of MBIA UK and UK Insurance ended as of the above date, together with the report and opinion of its independent certified public accountant required by Section 6.1(a)(iv) of the Loan Agreement.

[Use following paragraphs for interim financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.1(a)(ii) of the Loan Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the consolidated financial condition, results of operations and cash flows of the Holdings and its Subsidiaries in accordance with US GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. [reserved]

[Use following paragraphs for all financial statements]

F - 1

EXHIBIT F

TO LOAN AGREEMENT

3. The undersigned has reviewed and is familiar with the terms of the Loan Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

4. A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all their respective obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower and its Subsidiaries performed and observed each covenant and condition of the Loan Documents applicable to them, and no Default or Event of Default has occurred and is continuing.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status:]

5. The financial covenant analyses and information set forth on Schedule 3 as of, and for, the period referred to therein attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,         .

MBIA INSURANCE CORPORATION

By:
Name:
Title:

For the Fiscal Quarter / Year

ended

Schedule 3

to the Compliance Certificate

($ in thousands)

I.	Section 7.12(a)—Required Coverage Covenant

A. Subject Collateral
1. Excess Spread Salvage Collateral	$

2. Installment Premium Collateral	$

3. Put-Back Recoveries (Net of Other Reserves)	$

(Gross: $ )
(Reflected on Statutory Balance Sheet as a
Contra-liability: $ )

Subject Collateral	$

(Lines I.A.1 + 2 + 3)

B. Required Coverage
$1,000,000,000	$

Section 7.12(a) Covenant: Subject Collateral must be greater than Required Coverage.

II.	Section 7.12(b)—Minimum Statutory Capital Covenant

A. Statutory Capital
1. Policyholders’ surplus	$

2. Contingency reserves[1]	$

Statutory Capital	$

(Lines II.A.1 + 2)

B. Minimum Statutory Capital	$

Section 7.12(b) Covenant: Statutory Capital must be greater than or equal to Minimum Statutory Capital.

[1]	Both policyholders’ surplus and contingency reserves must be determined in a manner consistent with that used in preparing the Audited Statutory Financial Statements